EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“PSA”) is made as of the 28th day of May 2021 between Fision Corporation (“Fision”), a Delaware Corporation, Score, Inc. (“Score”), a Puerto Rico Corporation, and Joshua Carmona (“Carmona”), an individual.

Recitals

A. Fision is a publicly traded a company (OTCQB: FSSN) that is a leading provider of cloud-based digital asset management, sales enablement, and agile marketing technologies.

B. Score is an Act 73 company under Puerto Rico law that is in the enterprise software space and currently provides business to business solutions for approximately 100 US companies in the credit repair space.

C. VIP is a company that is owned 100% by Carmona’s spouse and has certain assets it wants to convey (“VIP Assets”) to Fision and Fision wishes to acquire.

D. Carmona owns 100% of all the shares of stock Score has issued (the “Stock”).

E. Fision wishes to purchase, and Carmona wishes to sell, all the Stock in Score.

F. Score will become a wholly owned subsidiary of Fision upon consummation of the sale of Stock by Carmona.

G. The parties wish to set forth in this PSA the terms and conditions under which Fision will acquire the Stock and the VIP Assets.

NOW THEREFORE, in consideration of the mutual promises set forth below and intending to be legally bound, the parties agree as follows:

1. Incorporation of Recitals. The recitals set forth above are true and correct and incorporated as an integral part of this PSA.

2. Purchase and Sale of Score Stock. Carmona sells to Fision and Fision purchases from Carmona the “Stock.” Score has taken such corporate action as may be necessary to reflect the transfer of ownership of the Stock to Fision on the books and records of Score.

3. Representations of Carmona. Carmona represents and warrants as follows:

a. He is the sole owner of 100% of the Stock and no other person owns any interest of any kind in the Stock or Score or its subsidiaries or affiliates.

b. He owns the Stock free and clear of all liens and encumbrances of any sort.

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c. There are no other classes of stock or ownership in Score other than the Stock.

d. Score’s total debt is not more than $50,000.

4. Representations of Score. Score represents and warrants as follows:

a. Score is a duly incorporated Puerto Rico company organized under Act 73 of Puerto Rico law and is in good standing.

b. A true and correct list of all Score’s assets is attached as Exhibit 2 and Score owns those assets free and clear of any liens and encumbrances.

c. All necessary procedures have been reviewed and will be followed under Act 73 so that completion of the instant transaction will not affect Score’s status as an Act 73 company.

d. There is no legal impediment to the sale of Stock under this PSA.

e. All corporate action necessary to approve this PSA and the sale of Stock have taken.

f. There has been no material change in the operations or financial condition of Score from April 1, 2021 to the signing of this PSA.

5. Representations of VIP. VIP represents and warrants as follows:

a. VIP is a duly organized Puerto Rico limited liability company and is in good standing.

b. VIP owns the VIP Assets identified on Exhibit 3 free and clear of any liens and encumbrances and there is no impediment to the transfer of any of the VIP Assets.

c. VIP joins in this PSA because its sole owner will be benefited by the transactions.

d. All corporate action necessary to approve this PSA and the purchase and sale of the VIP Assets.

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6. Representations of Fision. Fision represents and warrants as follows:

a. Fision is a duly incorporated Delaware company and is in good standing.

b. All corporate action necessary to approve this PSA and the purchase of the Stock have been taken.

7. Compensation for the Stock. In consideration for the purchase of the Stock:

a. Simultaneously with the signing of this PSA Fision will issue to Carmona a Senior Secured Promissory Note for $500,000 substantially in the form attached as Exhibit 1, convertible into not more than 10 million shares of common stock of Fision at the higher of $0.05 per share or at the volume weighted average price (VWAP) over the last 10 trading days prior to conversion.

b. Fision will issue to Carmona by not later than March 31, 2023 a second, unsecured promissory note in a form satisfactory to Fision and Carmona in an amount equal to Score’s average gross revenue during calendar years 2021 and 2022. It will be convertible into not more than 10 million shares of common stock of Fision at $0.20 per share and will contain the usual and customary protections and adjustments for future corporate actions, including but not limited to pricing adjustments for reverse stock splits.

8. Carmona’s Position with Fision. Fision has appointed Carmona a member of the Board of Directors of Fision and as its Chief Operating Officer. His sole compensation for these services will be $50,000 per year and will be paid quarterly in shares of common stock of Fision as determined by the VWAP on the last trading day of each calendar quarter.

9. Future Funding for Score. Fision will provide, make available to, or invest in Score no less than $500,000 over the 18 months following the signing of this PSA to be used for software development, integration and marketing costs. Fision further may authorize Score to hire additional employees over this period, and the two software platforms used by Fision and Score will be integrated and marketed jointly through Score.

10. Miscellaneous.

a. Headings. Titles or captions of sections or paragraphs contained in this PSA are intended solely for the convenience of reference and will not serve to define, limit, extend, modify, or describe the scope of this PSA or the meaning of any provision hereof.

b. No Waiver. The failure of a party to insist upon strict adherence to any term of this PSA on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this PSA.

c. Governing Law. This PSA will be construed, interpreted, and applied in accordance with the laws of the State of Delaware, excluding provisions of Delaware law concerning choice-of-law that would result in the law of any state other than Delaware being applied. Any disputes arising under this PSA must be resolved exclusively through an action brought in a court of competent jurisdiction located within the State of Delaware.

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d. Severability. All provisions of this PSA are severable. If any provision or portion of this PSA will be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this PSA will not be affected.

e. Counterparts. This PSA may be executed in one or more counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument. Electronic signatures will be considered as originals.

f. Entire Agreement; Amendment. This PSA supersedes all prior agreements or understandings between them whether express or implied, relating to the subject matter of the PSA. This PSA may not be altered, modified, amended, or waived unless such alteration, modification, amendment, or waiver is made in writing and properly executed by all parties.

g. Authority to Sign. The parties signing this PSA represent and warrant that each of them is authorized to sign on behalf of the party for whom they are signing.

h. Waiver of Jury Trial. The parties waive their right to have any dispute under this PSA heard by a jury to the fullest extent possible.

IN WITNESS WHEREOF, the parties have each exercised and delivered this PSA as of the date first set forth at the head of this PSA.

FISION CORPORATION		SCORE, INC.

By:	/s/ Michael Brown	By:	/s/ Joshua Carmona
Michael Brown		Joshua Carmona
Chairman of the Board		Chief Executive Officer

VIP SOLUTIONS, LLC

By:	/s/ Joshua Carmona	By:	/s/ Ariana Almodovar
Joshua Carmona, an Individual		Ariana Almodovar, Sole Member

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